SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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  [ ]   Definitive Proxy Statement

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  [ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                      CORTLAND FIRST FINANCIAL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


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        and 0-11.

  (1)   Title of each class of securities to which transaction applies:

        ________________________________________________________________________

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        ________________________________________________________________________

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

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        ________________________________________________________________________

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

        [TO BE RELEASED ON OR AFTER NOVEMBER 6, 1998, IN LIEU OF CORTLAND
         FIRST SHAREHOLDER LETTER FILED WITH THE COMMISSION ON 11/4/98,
                      DUE TO THE EVENTS DESCRIBED HEREIN]]

                [CORTLAND FIRST FINANCIAL CORPORATION LETTERHEAD]

                                November 6, 1998

Dear Shareholder:

     This letter is being provided to update you on recent developments in connection with the proposed merger of Cortland First Financial Corporation ("Cortland First" or the "Company") with Oneida Valley Bancshares, Inc. ("Oneida Valley") as we approach the upcoming Shareholders Meeting on November 16, 1998. Since the public announcement of the merger on July 13, 1998, the management team and employees of Cortland First have worked diligently to ensure that our strategic merger of equals with Oneida Valley takes place with minimal disruption to our customers and in accordance with our long term strategic plan to grow and strengthen our independent community bank. More detailed information concerning the Board of Directors unanimous approval and recommendation to vote for the strategic merger of equals is contained in the Proxy Statement/ Prospectus dated September 24, 1998 which was previously provided to you.

      As your Board of Directors, we want to advise you of recent events and of your Board's careful consideration of these matters. On October 23, 1998, Oneida Valley received an unsolicited letter dated October 22, 1998 from a representative of CNY Financial Corporation ("CNY"), the recently converted holding company for Cortland Savings Bank, expressing an interest in acquiring control of Oneida Valley. The proposal was subject to several contingencies, including Oneida Valley not consummating the proposed merger of equals with Cortland First. After due deliberation, the Oneida Valley Board of Directors determined that it is in Oneida Valley's shareholders' best interests to reject the CNY proposal and to proceed with the proposed merger of equals with Cortland First. Oneida Valley informed CNY of this decision on November 4, 1998.

     Less than three hours after CNY received Oneida Valley's rejection letter, CNY delivered to Cortland First a letter dated November 4, 1998, purporting to express an interest in acquiring control of CORTLAND FIRST. Subject to the contingencies referred to below, this new CNY proposal states that each share of Cortland First would receive consideration of $37.00 per share, consisting of $18.50 per share in cash and shares of common stock of CNY with an estimated market value of $18.50. CNY's proposal is subject to and contingent upon the negotiation of an acceptable definitive agreement, the completion of a due diligence review (which could result in an increase or decrease in the consideration) and, as may be applicable, the approval of Cortland First and CNY shareholders and any required regulatory approvals. Furthermore, the proposal is subject to Cortland First not consummating the proposed merger of equals with Oneida Valley. CNY's letter asserts that CNY would be willing to consummate the proposed acquisition of our Company, the previously proposed acquisition of Oneida Valley, or both acquisitions.

     Upon receipt of the CNY proposal, your Board of Directors met to carefully review the proposal and to consider whether or not to sell our Company based upon the likely fair value that our shareholders would receive from prospective buyers in a change of control transaction like the one proposed by CNY.

The Board has reviewed our strategic plans associated with the proposed merger of equals with Oneida Valley to test our business judgment in arriving at the Agreement and Plan of Reorganization, including the related Plan of Merger, pursuant to which Cortland First will merge with Oneida Valley to form Alliance Financial Corporation as a strategic merger of equals. The Board has considered all of the alternatives to our strategic plan as developed by our management and we have sought the assistance of expert financial and legal advisors. Based upon the review by the Board of Directors of all of the pertinent and relevant information and the advice of our financial and legal advisors, we have unanimously reaffirmed that our Company is not for sale and have concluded that it is in our shareholders' best interests to reject the CNY proposal and to proceed with the proposed merger of equals with Oneida Valley.

     In making this decision, we reconfirmed the validity of the factors we considered in reaching our decision to approve the Merger as outlined in the paragraphs entitled "Background of the Merger" and "Reasons for the Merger and Recommendation of the Boards of Directors" found at pages 24 through 27 of the Proxy Statement/Prospectus, and we considered many additional factors regarding our present situation, the prospects for the proposed merger of Cortland First with Oneida Valley to form Alliance Financial Corporation and the risks of abandoning our strategy to pursue a contingent change of control transaction with a party such as CNY. Our stakeholders including our customers, our depositors, our employees, our vendors, our communities and, most importantly, our shareholders, have previously mandated that we continue to pursue a course of independence, while providing quality banking services to our communities on a profitable basis. By approving the merger of equals with Oneida Valley, we allow our Company to continue on that strategic course, while at the same time we attempt to deploy our combined resources into expanding our assets and our earnings for the ultimate benefit of our shareholders.

     We believe the proposal from CNY to acquire our Company would have a significant negative effect on our long term strategy to enhance shareholder value. First, we would lose control over the decisions affecting our shareholders and over the management of our Company. Second, the proposal, if completed, would likely render our Board and management helpless to stop consolidation of headquarters and back office functions in Cortland and the resultant loss of employment in our community. Third, we have considered the ability of the management of CNY to implement and effectuate a long term business plan with Cortland First given their history and experience in operating a mutual savings bank and relative lack of experience in operating a commercial bank and publicly held stock company.

     In addition, the Board of Directors considered the speculative nature of the CNY proposal, which contains several significant contingencies including, if applicable, the approval of CNY shareholders. The Board noted that CNY's proposal would, if consummated, appear to result in significant dilution to CNY shareholders on a book value per share and earnings per share basis. In this regard, the Board also noted that on November 5, 1998, Spence Limited, L.P., an institutional investor purporting to own 100,000 shares (1.86%) of CNY's common stock, announced that it had made a written demand for a list of CNY shareholders. Spence Limited's press release announcing the demand stated that the purpose of the demand is, among other things, to communicate with other CNY shareholders in order to oppose CNY's offer to acquire Oneida Valley. On the same day, according to the downgrade listing posted on the Yahoo Finance website, CIBC Oppenheimer Corp., the managing underwriter for CNY's recently completed conversion offering, downgraded a recommendation on CNY's common stock from "buy" to "hold." Based upon these events, the Board considered the possibility of similar CNY shareholder reaction to CNY's new proposal to acquire our Company, and determined that it would not be prudent to abandon the merger of equals with Oneida Valley to pursue a new transaction which could potentially be scuttled by CNY shareholder dissent.

     Our continued position that our Company is not for sale, and our decision to reject the proposal from CNY and to continue to pursue the pending merger of equals with Oneida Valley, have been arrived at after very careful consideration by all of us on the Board of Directors. As noted above, we have consulted with expert financial advisors and legal advisors in performing our duties as Directors and as fiduciaries of our shareholders. We strongly believe that the merger of equals with Oneida Valley is the best alternative available to our shareholders versus any sale or change of control at likely valuations for our Company at this time.

     We cannot predict what further actions CNY may take in pursuit of acquiring our Company or to disrupt our pending merger of equals and pursuit of our long term goals. However, it would not be uncommon for a company like CNY to approach shareholders directly or in a public manner to attempt to convince you that their takeover of our Company has greater merit than the merger with Cortland First. They could also pursue a hostile takeover of our Company by increasing or enhancing the consideration they purport to offer. Finally, they may persist to the extent of commencing litigation to disrupt the long term strategic plan and goals of our Company. Please be assured that, as your Board of Directors, we will consider in a careful manner, with the assistance of our external advisors, what is in the best long term interest of the shareholders of Cortland First.

     We urge you to take the time to consider these new developments carefully. Now, more than ever, your vote is critical in determining the future of Cortland First. We believe our strategy of a merger of equals is the best way to maintain our independence and at the same time enhance long term shareholder value.

     We unanimously recommend that you vote your shares for the merger of equals with Oneida Valley if you have not already done so. You can, of course, revoke your proxy by written notice, or change your vote at any time by requesting a new proxy card or by voting your shares in person at the Shareholder Meeting, as provided in the Proxy Statement/Prospectus.

     If you have any questions about these new developments or future events, please call David Alvord at (607) 758-1201 or any of your other Directors listed below.

                                                  CORTLAND FIRST FINANCIAL
                                                  CORPORATION BOARD OF DIRECTORS

                                                  David R. Alvord
                                                  Donald S. Ames
                                                  Mary Alice Bellardini
                                                  John H. Buck
                                                  Robert M. Lovell
                                                  Harry D. Newcomb
                                                  Garrison A. Marstead
                                                  Charles E. Shafer
                                                  Richard J. Shay
                                                  Charles H. Spaulding
                                                  David J. Taylor
                                                  Stuart E. Young

                      [To be Released on November 6, 1998]

DATE:  November 6, 1998

CONTACT:

                  David R. Alvord
                  President and CEO
                  Cortland First Financial Corporation
                  (607) 758-1201

CORTLAND FIRST FINANCIAL CORPORATION REJECTS UNSOLICITED PROPOSAL
FROM CORTLAND SAVINGS BANK PARENT

     CORTLAND, NEW YORK. Cortland First Financial Corporation announced today its rejection of an unsolicited expression of interest from CNY Financial Corporation, the recently converted holding company for Cortland Savings Bank, to acquire control of Cortland First. This rejection by Cortland First follows the rejection by Oneida Valley Bancshares, Inc. of a similar unsolicited expression of interest by CNY to acquire control of Oneida Valley. Cortland First and Oneida Valley have a pending merger of equals transaction, which was announced on July 13, 1998, is the subject of a binding Merger Agreement, has been approved by the banking regulators, and is awaiting only shareholder approval before it can be consummated.

     David Alvord, President and CEO of Cortland First, stated that the Board of Directors of Cortland First had carefully considered the proposal from CNY, with the advice of financial and legal advisors, prior to rejecting the overture from CNY. Mr. Alvord stated, "Based on the careful consideration of the Board, and the advice of financial and legal advisors, the Board has reaffirmed its long-term strategic plan and concluded that it is in our shareholders' best interest to reject the CNY proposal and proceed with our strategic merger of equals with Oneida Valley." Mr. Alvord indicated that the Board's decision also reaffirmed that Cortland First was not interested in pursuing a sale of its bank as proposed by CNY.

     The unsolicited letter from CNY expressed an interest in acquiring control of Cortland First. Subject to contingencies noted below, the CNY proposal indicated that each share of Cortland First stock would receive consideration of $37.00 per share, consisting of $18.50 per share in cash plus shares of common stock of CNY with an estimated market value of $18.50. CNY's proposal was subject to, and contingent upon, the negotiation of an definitive agreement acceptable to CNY, completion of a due diligence review (which could result in an increase or decrease in the consideration), any applicable approvals of Cortland First and CNY shareholders and required regulatory approvals. Furthermore, the proposal was subject to Cortland First not completing its proposed merger of equals with Oneida Valley.

     Mr. Alvord stated that the Cortland First Board of Directors also considered other significant contingencies related to the CNY proposal in deciding not to abandon its pending strategic merger of equals with Oneida Valley. In particular, the Board considered that on November 5, 1998, Spence Limited, L.P., an institutional investor purporting to own 100,000 shares (1.86 percent) of CNY's common stock, announced that it had made a written demand for a list of CNY shareholders. Spence Limited's press release announcing the demand stated that the purpose of the demand is, among other things, to communicate with other CNY shareholders in order to oppose CNY's offer to acquire Oneida Valley. Further, although the proposal from CNY is not definitive enough to determine the number of shares which would be offered, it appears that the transaction would, if consummated, result in significant dilution to CNY shareholders on a book value per share and earnings per share basis. Based upon these events and other contingencies and factors, the Board of Cortland First determined it would not be prudent to abandon the pending merger of equals with Oneida Valley to pursue a new transaction which might not be consummated due to CNY shareholder dissent or other circumstances beyond its control.

     Mr. Alvord noted that CNY was potentially misleading the shareholders of Cortland First in comparing the financial terms of the announced merger with Oneida Valley to the proposal by CNY. While not definitive, the CNY proposal contemplates the acquisition of control of Cortland First. An acquisition of control is a completely different transaction than the pending merger of equals between Cortland First and Oneida Valley. In the pending merger of equals, Cortland First will share management direction, preserve its independence and strong ties to its community, and continue jointly on a strategic plan to grow and strengthen the combined bank. The unsolicited acquisition proposal by CNY would appear to contemplate the sale of Cortland First, relinquishment of management control, and the loss of employment and focus on Cortland First customers as part of a consolidation to achieve cost savings. The proposed merger of equals with Oneida Valley does not involve a financial premium for selling control of Cortland First, but instead envisions reaping the benefits of a long-term strategic plan of merging Cortland First and Oneida Valley. Mr. Alvord noted that "We believe our pending merger of equals is the best alternative for our shareholders to maintain our independence and at the same time enhance long-term shareholder value."

     Mr. Alvord noted that since the public announcement of its pending merger with Oneida Valley on July 13, 1998, "the management team and employees of Cortland First have worked diligently to insure that our strategic merger of equals with Oneida Valley takes place with minimal disruption to our customers and in accordance with our long-term plan to grow and strengthen our independent community bank." Mr. Alvord noted that "the unusual and aggressive actions by CNY in attempting to upset the pending merger, while disruptive, have served to reaffirm our commitment to merge with Oneida Valley in pursuit of our long term strategic plan.

     Mr. Alvord further noted that, "We cannot anticipate what further actions CNY may take in pursuing the acquisition of our bank or what further actions they may take to disrupt our pending merger with Oneida Valley. However, the Board of Directors of Cortland First will take appropriate actions to insure that the best long-term interests of our shareholders are considered. We will not permit a competitor in our marketplace to disrupt our long-term strategic plan for success and pending merger with Oneida Valley."

     Cortland First Financial Corporation is the parent company for First National Bank of Cortland, an independent commercial bank serving the Cortland, Southern Onondaga, and Northern Broome County region. From its eight branches First National Bank of Cortland offers individual, business and municipal customers a full range of loan and deposit products and trust and investment services. The common stock of Cortland First Financial Corporation is publicly traded under the stock symbol "CTLN".

                      [To be Released on November 6, 1998]

DATE:  November 6, 1998

CONTACT:

                  John C. Mott
                  President
                  Oneida Valley Bancshares, Inc.
                  (315) 363-4500

ONEIDA VALLEY BANCSHARES, INC. REJECTS UNSOLICITED PROPOSAL FROM
CORTLAND SAVINGS BANK PARENT

     ONEIDA, NEW YORK. Oneida Valley Bancshares, Inc. announced its rejection of an unsolicited expression of interest from CNY Financial Corporation, the recently converted holding company for Cortland Savings Bank, to acquire control of Oneida Valley. This rejection by Oneida Valley of CNY preceded the rejection by Cortland First Financial Corporation of a similar unsolicited expression of interest by CNY to acquire Cortland First. Cortland First and Oneida Valley have a pending merger of equals transaction, which was announced on July 13, 1998. The pending merger is the subject of a binding Merger Agreement, has been approved by the banking regulators, and is awaiting only shareholder approval before it can be consummated.

     John Mott, President of Oneida Valley, stated that the Board of Directors of Oneida Valley has carefully considered the proposal from CNY, with the advice of financial and legal advisors, prior to rejecting the overture from CNY. Mr. Mott stated, "Based on the careful consideration of the Board, and the advice of financial and legal advisors, the Board has reaffirmed its long-term strategic plan and concluded that it is in our shareholders' best interest to reject the CNY proposal and proceed with our strategic merger of equals with Cortland First." Mr. Mott indicated that the Board's decision also reaffirmed that Oneida Valley was not interested in pursuing a sale of its bank as proposed by CNY.

     The unsolicited letter from CNY expressed an interest in acquiring control of Oneida Valley. Subject to contingencies noted below, the CNY proposal indicated that each share of Oneida Valley stock would receive consideration of $67.00 per share, consisting of $33.50 per share in cash plus shares of common stock of CNY with an estimated market value of $33.50. CNY's proposal was subject to, and contingent upon, the negotiation of an definitive agreement acceptable to CNY, completion of a due diligence review (which could result in an increase or decrease in the consideration), any applicable approvals of Oneida Valley and CNY shareholders and required regulatory approvals. Furthermore, the proposal was subject to Oneida Valley not completing its proposed merger of equals with Cortland First.

     Mr. Mott noted that, although the proposal from CNY is not definitive enough to determine the number of shares which would be offered, it appears that the transaction would, if consummated, result in significant dilution to CNY shareholders on a book value per share and earnings per share basis. Based upon this fact and other contingencies and factors, the Board of Oneida Valley determined it would not be prudent to abandon the pending merger of equals with Cortland First to pursue a new transaction which might not be consummated due to CNY shareholder dissent or other circumstances beyond Oneida Valley's control.

     Mr. Mott noted that CNY was potentially misleading the shareholders of Oneida Valley in comparing the financial terms of the announced merger with Cortland First to the proposal by CNY. While not definitive, the CNY proposal contemplates the acquisition of control of Oneida Valley. An acquisition of control is a completely different transaction than the pending merger of equals between Cortland First and Oneida Valley. In the pending merger of equals, Oneida Valley will share management direction, preserve its independence and strong ties to its community, and continue jointly on a strategic plan to grow and strengthen the combined bank. The unsolicited acquisition proposal by CNY would appear to contemplate the sale of Oneida Valley, relinquishment of management control, and the consolidation of headquarters and back office facilities away from Oneida and resulting loss of employment in our community. The proposed merger of equals with Cortland First does not involve a financial premium for selling control of Oneida Valley, but instead envisions reaping the benefits of a long-term strategic plan of merging Cortland First and Oneida Valley. Mr. Mott stated that "We believe our pending merger of equals is the best alternative for our shareholders to maintain our independence and at the same time enhance long-term shareholder value."

     Mr. Mott pointed out that since the public announcement of its pending merger with Cortland First on July 13, 1998, "the management team and employees of Oneida Valley have worked diligently to insure that our strategic merger of equals with Cortland First takes place with minimal disruption to our customers and is in accordance with our long-term plan to grow and strengthen our independent community bank." Mr. Mott noted that "the unusual and aggressive actions by CNY in attempting to upset the pending merger, while disruptive, have served to reaffirm our commitment to merge with Cortland First in pursuit of our long term strategic plan."

     Mr. Mott further noted that, "We cannot anticipate what further actions CNY may take in pursuing the acquisition of our Company or what further actions they may take to disrupt our pending merger with Cortland First. However, the Board of Directors of Oneida Valley will take appropriate actions to insure that the best long-term interests of our shareholders are considered."

     Oneida Valley Bancshares, Inc. is the parent company for Oneida Valley National Bank, an independent commercial bank serving the Madison, Eastern Onondaga, and Western Oneida County region. From its eight branches Oneida Valley National Bank offers individual, business and municipal customers a full range of loan and deposit products and trust and investment services. The common stock of Oneida Valley Bancshares, Inc. is traded under the stock symbol "ONVB".